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                                                                    EXHIBIT 99.1


                 TCI MUSIC TO REDEEM OUTSTANDING PREFERRED STOCK


NEW YORK, May 24, 1999 -- TCI Music, Inc. ("TCI Music") (Nasdaq: TUNE, TUNEP) today announced that its Board of Directors has called for redemption and will redeem all outstanding shares of its Series A Convertible Preferred Stock on June 11, 1999 at $23.175 per share, payable to shareholders of record as of May 20, 1999.

Each share of Preferred Stock can be converted into three shares of Series A Common Stock until June 11, 1999. All shares not converted into shares of TCI Music Series A Common Stock prior to the June 11th redemption date will be surrendered to the redemption and conversion agent, The Bank of New York, for liquidation at $23.175 per share. Based upon the last reported sale price of the Series A Common Stock on the Nasdaq SmallCap on May 20, 1999, of $46.50 per share, the market value of the Series A Common Stock into which a share of preferred is convertible equals $139.50 per share of preferred and therefore exceeds the $23.175 redemption price of the Preferred Stock.

A formal notice of redemption and related instructions will be sent to shareholders of record. The Company currently has 1,053,531 shares of Preferred Stock outstanding, 84,242 of which are beneficially owned by Liberty Media Corporation (NYSE: LMG.A, LMG.B), an affiliate of the Company. Liberty has advised the Company that it intends to convert all of the shares of Preferred Stock held by it into shares of Series A Common Stock. The total number of shares subject to redemption will be reduced by the number of shares of Preferred Stock converted into Series A Common Stock between the record date and the redemption date.

TCI Music, Inc. is a diversified music entertainment company delivering audio and video music services to commercial and residential consumers via satellite, television, the Internet and other methods. TCI Music, Inc. is comprised of DMX, LLC (DMX) which programs, markets, and distributes the premium digital audio music service known as Digital Music Express(R), the Box Worldwide, Inc. (The
Box), which programs and distributes the interactive music video television network, The Box Music Network(R), and SonicNet(R), a leading Internet music network consisting of a group of music Web sites. TCI Music, Inc. is traded on the Nasdaq Small Cap Market through its Series A Common Stock and Series A convertible Preferred Stock under the symbols TUNE and TUNEP, respectively.

Contact: Ralph Sorrentino (212) 387-7700
         Jeff Majtyka at Brainerd Communicators (212) 986-6667